Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208 and 333-216166 on Form S-8 and Registration No. 333-208115 on Form S-3 of EyePoint Pharmaceuticals, Inc. of our report dated March 27, 2018 relating to our audits of the balance sheets of Icon Bioscience, Inc. as of December 31, 2016 and 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to Icon Bioscience, Inc’s ability to continue as a going concern, in the current report on Form 8-K/A of EyePoint Pharmaceuticals, Inc. dated June 11, 2018.

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California

June 11, 2018